2003 Annual Report American Strategic Income Portfolio
Shareholder UPDATE (Unaudited)
Annual Meeting Results
An annual meeting of the Funds shareholders was held on October 28, 2003. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

1. The Funds shareholders elected the following nine
directors:
			      Shares  Shares Withholding
                            Voted For  Authority to Vote
Benjamin R. Field III ..... 3,981,237       70,028
Mickey P. Foret ........... 3,982,399       68,866
Roger A. Gibson ........... 3,982,399       68,866
Victoria J. Herget ........ 3,982,437       68,828
Leonard W. Kedrowski ...... 3,982,399       68,866
Richard K. Riederer........ 3,982,399       68,866
Joseph D. Strauss.......... 3,981,237       70,028
Virginia L. Stringer ...... 3,982,437       68,828
James M. Wade ............. 3,982,437       68,828

2. The Funds shareholders ratified the selection by the
Funds board of directors of Ernst & Young LLP as
the independent public accountants for the Fund for
the fiscal year ending November 30, 2003. The
following votes were cast regarding this matter:
  Shares       Shares        Broker
 Voted For  Voted Against  Abstentions  Non-Votes
 3,779,216     262,007       10,042        -